Amended Designation
                      of Two Series of Shares of Beneficial
                    Interest, Par Value $0.0001 Per Share, of
                                   PIMCO Funds
          (formerly Pacific Investment Management Institutional Trust)


                                  May __, 1992



     The undersigned, being at least a majority of the Trustees of PIMCO Funds (the "Trust") (formerly Pacific Investment Management Institutional Trust), a Massachusetts business trust established by a Declaration of Trust dated February 19, 1987, as amended from time to time (the "Declaration"), acting pursuant to Sections 5.11 and 5.12 of the Declaration, hereby amend the Amended and Restated Establishment and Designation of Series of Shares of PIMCO Funds dated February 25, 1992 as follows:

     FIRST: The series of Shares of the Trust established and designated as the Low Duration South Africa Free Fund shall be redesignated as the Low Duration Fund III, without in any way changing the rights or privileges of the Fund or its shareholders.

     SECOND: The series of Shares of the Trust established and designated as the Total Return South Africa Free Fund shall be redesignated as the Total Return Fund III, without in any way changing the rights or privileges of the Fund or its shareholders.

     IN WITNESS WHEREOF, the undersigned have executed this instrument the ____ day of May, 1992.






______________________                 _____________________
Brent R. Harris                        Walter B. Gerken



______________________                  _____________________
Thomas P. Kemp                          Guilford C. Babcock



______________________
Vern O. Curtis